EXHIBIT 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: "PWEI")
CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE ANNOUNCES INTENTION TO PREPAY DEBT AND COMBINE BUSINESSES

Eugene, Oregon -- November 30, 2005 --PW Eagle, Inc. (Nasdaq:PWEI) announced today that it intends to combine its polyvinyl chloride (PVC) and polyethylene (PE) pipe businesses into one entity by merging its wholly owned subsidiary, USPoly Company, LLC into PW Eagle. In that process, all of USPoly's outstanding debt will be prepaid. PW Eagle also announced that it plans to use proceeds from its current master revolving credit facility to prepay all of its approximately $25 million of subordinated debt. As a result of its very strong operating results and the sale of its interest in W.L. Plastics, PW Eagle anticipates that its total debt at year end will be in the range of $30 to $40 million consisting of $11 to $21 million on its master revolving credit facility and $19 million of capitalized real estate leases. This debt level compares to total debt outstanding at September 30, 2005 of $102 million.

PW Eagle also updated its financial performance outlook for the fourth quarter of 2005. Demand for the Company's products has remained strong and margins in the fourth quarter have continued to trend very well and better than expected. PW Eagle currently believes that it will generate earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter of at least $80 million. Consequently, the Company expects EBITDA for the entire year of at least $116 million, which includes approximately $22 million from the sale of its interest in W.L. Plastics. PW Eagle also currently believes that its earnings per share for the fourth quarter will be at least $3.60 per fully diluted share after taking into account the charges resulting from the prepayment of the debt of USPoly and the Company's subordinated debt. These estimated fourth quarter earnings would result in earnings for the full year of 2005 of at least $4.50 per fully diluted share. The fourth quarter results include expected earnings of approximately $1.15 per fully diluted share attributable to the gain from the sale of the Company's interest in W.L. Plastics.

Jerry Dukes, Chief Executive Officer of PW Eagle, said, "Continued tight supplies of both resin and pipe have resulted in higher prices and margins. The demand for this time of year remains robust. As we have said before, we cannot predict how long these conditions will continue, but we expect this environment to continue at least through December."

PW Eagle historically has not provided earnings guidance, but due to the current unusual circumstances has chosen to expand and update its guidance for the fourth quarter of 2005. The Company has not, and does not intend to, provide any outlook on its financial performance for 2006. PW Eagle's visibility with respect to market conditions and financial performance is limited even at times when industry conditions are relatively stable. Under the current highly volatile conditions, the Company's visibility is even more limited. Generally, the Company and the plastic pipe industry as a whole perform well when housing starts, construction activity and GDP growth are strong.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly owned subsidiary, USPoly Company, LLC, is a leading manufacturer of PE pipe and fittings. Together they operate fourteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

Forward-Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to the merger of our wholly-owned subsidiary into PW Eagle, the gain on the sale of USPoly's interest in W.L. Plastics, the prepayment of our subordinated debt, the repayment of all of USPoly's outstanding debt, our anticipated outstanding debt following the merger, our expected demand for product, the expected supply and demand for pipe and resin, pipe prices and margins, and our results of operations for the fourth quarter of 2005, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. There can be no assurance that the gain from the sale of USPoly's interest in W.L. Plastics will be realized at the expected level depending upon the finalization of the accounting and tax treatment of the transaction and the release of funds placed in escrow to satisfy any indemnification obligations. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company's business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2005 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.